Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
THIRD QUARTER 2011 RESULTS

Dallas, Texas, October 27, 2011 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2011 results:  Revenues increased to $39.2 million from $31.9 million in the comparable prior year quarter, an increase of $7.3 million, or 22.9%.  Revenues from the Company’s lime and limestone operations in the third quarter 2011 increased $5.2 million, or 17.1%, to $35.7 million from $30.5 million in the comparable 2010 quarter, while revenues from its natural gas interests increased $2.1 million, or 149.8%, to $3.5 million from $1.4 million in the comparable prior year quarter.  For the nine months ended September 30, 2011, revenues increased to $109.1 million from $103.4 million in the comparable 2010 period, an increase of $5.7 million, or 5.5%.  Revenues from the Company’s lime and limestone operations in the first nine months 2011 increased $1.2 million, or 1.2%, to $99.2 million from $98.1 million in the comparable 2010 period, while revenues from its natural gas interests increased $4.5 million, or 85.1%, to $9.8 million from $5.3 million in the comparable prior year period.  The increase in lime and limestone revenues in the third quarter 2011 as compared to last year’s comparable quarter primarily resulted from increased sales volumes of the Company’s lime products due to increased demand, principally from its highway construction and steel customers.  Prices realized for the Company’s lime and limestone products also increased slightly in the 2011 periods compared to the comparable 2010 periods.

Production volumes from the Company’s natural gas interests for the third quarter 2011 totaled 435 thousand MCF from 40 wells, sold at an average price of $8.10 per MCF, compared to 220 thousand MCF from 32 wells, sold at an average price of $6.41 per MCF, in the comparable 2010 quarter. Production volumes for the first nine months 2011 from natural gas interests totaled 1.2 BCF sold at an average price of $8.37 per MCF, compared to the first nine months 2010 when 635 thousand MCF was produced and sold at an average price of $7.76 per MCF.  Average price per MCF improved in the 2011 periods compared to the comparable 2010 periods primarily because of increased prices for natural gas liquids contained in the Company’s natural gas, which is attributable to the increase in the price of crude oil over the same periods.  In the 2011 periods, the increase in production volumes resulted from seven new wells completed during the second half 2010 and three new wells completed at the end of June 2011, partially offset by the normal declines in production rates on existing wells.

The Company reported net income of $7.1 million ($1.11 per share diluted) in the third quarter 2011, compared to net income of $4.5 million ($0.71 per share diluted) in the third quarter 2010, an increase of $2.5 million, or 55.4%.  For the first nine months 2011, net income increased by $2.8 million, or 18.8%, to $17.7 million ($2.76 per share diluted), compared to $14.9 million ($2.32 per share diluted) for the first nine months 2010.  Both the third quarter and first nine months 2011 earnings per share diluted were favorably impacted by $0.01 per share by the Company’s repurchase of 200,000 shares of its common stock in August 2011 in a privately negotiated transaction.  The shares were purchased for $40.65 per share, a discount of 2% from the closing market price of the common stock on the date of the transaction.

The Company’s gross profit was $12.5 million for the third quarter 2011, compared to $8.9 million in the comparable 2010 quarter, an increase of $3.7 million, or 41.5%. Gross profit for the first nine months 2011 was $32.4 million, an increase of $3.4 million, or 11.8%, from $28.9 million in the first nine months 2010.  Included in gross profit for the third quarter and first nine months 2011 were $10.1 million and $25.4 million, respectively, from the Company’s lime and limestone operations, compared to $7.9 million and $25.1 million, respectively, in the comparable 2010 periods.  The increased gross profit for the Company’s lime and limestone operations in the third quarter 2011, compared to the third quarter 2010, resulted from the increased revenues and an increase in gross profit margin as a percentage of revenues.

Gross profit from the Company’s natural gas interests increased to $2.4 million and $6.9 million for the third quarter and first nine months 2011, respectively, from $936 thousand and $3.8 million, respectively, in the comparable 2010 periods, primarily due to the increase in revenues compared to the comparable prior year periods.  No new wells are currently being drilled, or scheduled to be drilled to the Company’s knowledge.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

“We are pleased with our results in the third quarter 2011, especially given the ongoing economic uncertainty,” said Timothy W. Byrne, President and Chief Executive Officer.  Mr. Byrne added, “Even after using $8.1 million to repurchase 200,000 shares in August, our cash balance at September 30, 2011 increased slightly to $46.4 million, compared to the June 30, 2011 balance.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
INCOME STATEMENTS

Revenues
Lime and limestone operations	$35,658	$30,458	$99,242	$98,090
Natural gas interests	3,524	1,411	9,846	5,320
Total	$39,182	$31,869	$109,088	$103,410
Gross profit	$12,539	$8,865	$32,351	$28,944
Operating profit	$10,242	$6,987	$25,788	$22,756
Interest expense	618	707	1,898	2,027
Other income, net	(50)	(14)	(113)	(60)
Income tax expense	2,612	1,748	6,332	5,918

Net income	$7,062	$4,546	$17,671	$14,871
Income per share of common stock:
Basic	$1.12	$0.71	$2.77	$2.32
Diluted	$1.11	$0.71	$2.76	$2.32
Weighted-average shares outstanding:
Basic	6,322	6,402	6,384	6,400
Diluted	6,338	6,418	6,401	6,417

	September 30, 2011	December 31, 2010
BALANCE SHEETS
Assets:
Current assets	$75,728	$61,887
Property, plant and equipment, net	122,385	126,237
Other assets, net	316	374
Total assets	$198,429	$188,498

Liabilities and Stockholders’ Equity:
Current liabilities	$15,478	$15,711
Debt, excluding current installments	27,917	31,666
Deferred tax liabilities, net	12,455	8,933
Other liabilities	4,304	3,894
Stockholders’ equity	138,275	128,294
Total liabilities and stockholders’ equity	$198,429	$188,498

- end -